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                                                                EXHIBIT 10.57(c)

                               ALTERA CORPORATION
                      CHANGE IN CONTROL SEVERANCE AGREEMENT


        This Change in Control Severance Agreement (the "Agreement") is made and entered into effective as of November 30, 2000 (the "Effective Date") by and between John Daane (hereinafter referred to as "you," "your" or "Executive") and Altera Corporation (the "Company").

        WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel, and in this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

        WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of the possibility of a change in control of the Company; and

        WHEREAS, in order to induce you to accept the position as Chief Executive Officer ("CEO") of the Company, the Company agrees that you shall receive the severance benefits set forth in Section 3 of this Agreement in the event your employment with the Company is terminated under the circumstances described in Section 2(b), below, subsequent to a "Change in Control" of the Company;

        Accordingly, the parties agree as follows:

        1. Term of Agreement. This Agreement shall commence on the first day of your employment with the Company, and shall terminate on the date which is five
(5) years following such date, unless within such term a Change in Control has occurred, in which case this Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

        2. Change in Employment Status.

                (a) Any termination of your employment following a Change in Control by the Company or by you shall be communicated by written notice of termination to the other party hereto in accordance with Section 7, which notice shall specify the effective date of such termination and specify the provisions of this Agreement, if any, upon which such termination is based.

                (b) You shall be entitled to the benefits provided in Section 3 if (but only if) within 24 months following a Change in Control one or more of the following events (the "Trigger Events") occur: (i) your employment is terminated with an effective date within such 24 month period by the Company for reasons other than (A) your death; (B) for Cause, (ii) you are reassigned by the Company to a position other than CEO and you terminate your employment with an effective date within 90 days of such reassignment; or (iii) the Company moves its



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headquarters more than 60 miles from the location of its present headquarters and you terminate your employment with an effective date within 90 days of such move.

        3. Severance Upon the Occurrence of a Trigger Event. In the event of the occurrence of a Trigger Event, you shall receive from the Company within thirty
(30) days of the date of termination the "Change in Control Severance Package," as herein defined. The Change in Control Severance Package shall consist of (i) payment equivalent to twenty-four months of your then-current base salary, (ii) a bonus equivalent to two times your target bonus, if any, for the fiscal year in which the Change in Control occurs, and (iii) accelerated vesting of all options and restricted shares which have been granted or issued at least six months prior to the Change in Control. The Change in Control Severance Package (or Limited Payment Amount, as defined in Section 4) provided for herein shall be paid in lieu of any other severance to you.

        4. Limits on Amounts Payable.

                (a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code to you or for your benefit, paid or payable or distributed or distributable pursuant to Section 3 of this Agreement ("Payment" or "Payments"), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received all of the Payments (any such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless you shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by
(i) first reducing or eliminating those Payments which are not payable in cash, and then (ii) by reducing or eliminating cash Payments. Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits set forth in Section 3.

                (b) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company's expense, by the accounting firm that is the Company's independent accounting firm as of the date of the Change in Control (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and you within five (5) days of your termination date, if applicable, or such other time as requested by the Company or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by you with respect to a Payment or Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to you, you shall have the right to dispute the Determination (the "Dispute"). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and you.

        5. Certain Definitions. As used herein, the following terms shall have the following respective meanings:



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                (a) Change in Control. A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur:

                        (i) any "person" as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than (A) the Company, (B) any "group" including you, (C) any employee benefit plan of the Company, or (D) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate more than 50% of either (A) the total combined voting power of the Company's then outstanding stock or (B) the total fair market value of the Company's then outstanding stock.

                        (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into stock of the surviving entity) 50% or more of the total combined voting power and the total combined fair market value of the stock of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                        (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease, exchange or disposition by the Company of all or substantially all of the Company's assets.

                (b) Disability. If, in the sole opinion of the Company, Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than ninety
(90) days in the aggregate in any twelve-month period, then, to the extent permitted by law, Company may terminate Executive's employment. Nothing in this Section shall affect Executive's rights under any disability plan in which he is a participant. If the Company terminates Executive's employment pursuant to this provision within 24 months following a Change in Control, Executive shall receive the Change in Control Severance Package provided in this Agreement. If Executive elects to receive disability benefits due to a Disability, such election shall not prohibit Executive from receiving severance benefits.

                (c) Cause. The following shall constitute "Cause" for termination:

                        (i) Your deliberate dishonesty with respect to the Company or any subsidiary or affiliate thereof; or

                        (ii) Your conviction of a crime involving moral turpitude; or

                        (iii) Criminal acts pertaining to the Company or any of its affiliates or shareholders; material and fraudulent falsification; embezzlement or unauthorized conversion of property; violation of conflict of interest or vendor relations policies; or willful disclosure of trade secrets or other information likely to be used to the detriment of the Company.


        6.



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        Successors; Binding Agreement.

                (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had been terminated without Cause. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

        7. Notice. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered (a) by hand or (b) by a nationally recognized overnight courier service or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of actual receipt of notice by any permitted means, or five business days following dispatch by overnight delivery service or the United States Mail. You shall be obligated to notify the Company in writing of any change in your address. Notice of change of address shall be effective only when done in accordance with this section.

               Company's Notice Address:

               C. Wendell Bergere, Esq.
               Vice President, General Counsel and Secretary
               Altera Corporation
               101 Innovation Drive
               San Jose, California  95134

               Executive's Notice Address:

               John Daane
               156 Highland Avenue
               Los Gatos, California  95030

        8. At-Will Employment Status. Nothing in this Agreement creates any contractual rights in favor of you with respect to the terms of your employment. Additionally, as set forth in detail in the Company's Employee Handbook, your employment with the Company is "at-will." This means that you are free to resign at any time and the Company is free to terminate your employment at any time for any reason. Your "at-will" status cannot be altered except in a writing which has been approved by the Board of Directors of the Company.



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        9. Miscellaneous

                (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

                (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provisions at any subsequent time.

                (d) This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this Section will be binding upon all parties hereto and each of their respective successors and assigns.

                (e) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                (f) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

                (g) The Company shall do, make, execute and deliver all such additional and further acts, things, assurances and instruments as you may reasonably request in order to assure you your rights hereunder and to carry into effect the provisions and intent of this Agreement. The Company shall upon your request, convert any options which are incentive stock options into nonqualified options and shall amend any outstanding option agreements in a manner consistent with this Agreement.

        10. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supercedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.



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        11. Acknowledgement. Executive acknowledges that he has had the opportunity to consult legal counsel concerning this Agreement, that Executive has read and understands the Agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

ALTERA CORPORATION,                         EXECUTIVE
a Delaware corporation

Date: 11/29/00                              Date: 11/30/00
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By:   /s/ RODNEY SMITH                           /s/ JOHN DAANE
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Name: Rodney Smith                               Name of Executive
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Title: CEO
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